EXHIBIT 99.1
Burger King® Company Completes Acquisition of Carrols Restaurant Group

TORONTO, May 16, 2024 - Restaurant Brands International Inc. (“RBI”) (TSX: QSR) (NYSE: QSR) (TSX: QSP) announced today that it has completed its previously announced acquisition of all issued and outstanding shares of Carrols Restaurant Group, Inc. (“Carrols”) (formerly NASDAQ: TAST) that are not already held by RBI or its affiliates for $9.55 per share in an all cash transaction, or an aggregate total enterprise value of approximately $1.0 billion.

With the close of the acquisition, RBI adds the largest Burger King® (“BK”) franchisee in the United States to its portfolio as part of the Company’s Reclaim the Flame plan. As previously announced, the Company will invest a further $500M to accelerate the reimaging of more than 600 Carrols restaurants before refranchising the majority of the acquired portfolio to new or existing smaller franchise operators over the next seven years.

In addition, on May 16, 2024, subsidiaries of RBI entered into an amendment to their existing Credit Agreement (the “2024 Amendment”) increasing the existing term loan B facility with $5.2 billion outstanding to a $5.9 billion term loan B facility (the “Term Loan B Facility”) under the same terms as the existing Term Loan B Facility. The proceeds from the increase in the Term Loan B Facility were used along with cash on hand to complete the acquisition of Carrols, including the payoff of its credit agreement and the redemption and discharge of its outstanding 5.875% senior notes due 2029.

About Carrols Restaurant Group
Carrols is one of the largest restaurant franchisees in North America. It is the largest Burger King® franchisee in the United States, currently operating 1,023 Burger King® restaurants in 23 states as well as 59 Popeyes® restaurants in six states. Carrols has operated Burger King® restaurants since 1976 and Popeyes® restaurants since 2019. For more information, please visit the Company's website at www.carrols.com.

About Burger King®
Founded in 1954, the Burger King® brand is the second largest fast food hamburger chain in the world. The original Home of the Whopper®, the Burger King® system operates more than 19,000 restaurants in more than 120 countries and territories. Nearly all Burger King® restaurants are owned and operated by independent franchisees, many of them family-owned operations that have been in business for decades. To learn more about the Burger King® brand, please visit the Burger King® brand website at www.bk.com or follow us on Facebook, X and Instagram.

About Restaurant Brands International Inc.
Restaurant Brands International Inc. is one of the world's largest quick service restaurant companies with over $40 billion in annual system-wide sales and over 30,000 restaurants in more than 120 countries and territories. RBI owns four of the world’s most prominent and iconic quick service restaurant brands – TIM HORTONS®, BURGER KING®, POPEYES®, and FIREHOUSE SUBS®. These independently operated brands have been serving their respective guests, franchisees and communities for decades. Through its Restaurant Brands for Good framework, RBI is improving sustainable outcomes related to its food, the planet, and people and communities. To learn more about RBI, please visit the company’s website at www.rbi.com.

Contacts RBI Contacts Carrols
Investors: investor@rbi.com Investors: investorrelations@carrols.com
Media: media@rbi.com

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